EXHIBIT 11

PCCW


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                                    CORPORATE

                                 RESPONSIBILITY

                                     POLICY

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This policy comprises a set     As employees of PCCW we are all identified not
of rules adopted by the PCCW    only by the PCCW brand but by the way we act.
Board of Directors which        The brand is more than just a name and a logo;
applies throughout the PCCW     it represents a high standard of behaviour that
Group to all employees,         we should all follow.
directors and officers.
                                This policy is intended to be a clear and simple
These rules set the             guide to this behaviour and to the Corporate
standards for the way we go     Responsibilities of employees of the PCCW Group
about our business and may      ("Group"). Much of it may seem obvious but it is
be supplemented from time to    helpful to have guidelines on the record for new
time by policy statements.      employees, and even for those of us who have
                                been following them intuitively for some time.

                                Naturally, we must abide by the laws of the countries in which we do business; the Company will not tolerate practices which are illegal or which may damage its reputation. Additionally, it is vital to set standards of behaviour in modern commercial life that go beyond minimum legal standards. These are the criteria by which we are judged - both by our PCCW colleagues and by our other stakeholders.

                                To have such standards - and to live up to them
                                - is something that includes all of us, from the most junior employee in the most distant part of our Group to the Senior Executives at its head.

                                We give you our assurance that, should you raise a possible breach of these rules, it will be investigated responsibly. No one will be reprimanded in any way for having raised a matter in good faith and the Company will not disclose your identity without your permission, unless disclosure is unavoidable during an investigation. The procedure for raising possible breaches is laid out at the back of this booklet.

                                Do take the time to read this document
                                carefully. We are sure you will find it helpful.


                                Authorised and approved by the PCCW Board of Directors for distribution and use throughout PCCW Limited, its subsidiaries, affiliates and associated companies.


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TABLE OF CONTENTS

                                                                            Page

DUTIES AND RESPONSIBILITIES....................................................1
   OBLIGATIONS TOWARDS THE COMPANY.............................................1
   COMPLIANCE WITH LAWS AND REGULATIONS........................................1
   CIVIC RESPONSIBILITIES......................................................1
   SAFEGUARD OF COMMUNICATIONS.................................................1
   EQUAL OPPORTUNITIES.........................................................2
   CONFLICT OF INTEREST........................................................2
   COMPANY PASS CARD...........................................................3
   DRESS CODE..................................................................3
SHARE DEALING..................................................................3
SAFEGUARD OF COMPANY INFORMATION AND PROPERTY..................................3
   RECORDS.....................................................................4
   QUALITY OF PUBLIC DISCLOSURES...............................................4
   PROPRIETARY AND CONFIDENTIAL INFORMATION....................................5
   COMMUNICATIONS WITH MEDIA, FINANCIAL COMMUNITY AND OTHER OUTSIDE PARTIES....5
COMPANY PROPERTY...............................................................6
PERSONAL DATA (PRIVACY)........................................................7
PREVENTION OF BRIBERY..........................................................8
   BRIBERY, GIFTS AND ENTERTAINMENT............................................8
   SUPPLIERS...................................................................9
   CUSTOMERS AND PARTNERS......................................................9
   POLITICAL CONTRIBUTIONS.....................................................9
   CHARITABLE CONTRIBUTIONS...................................................10
COMPETITION...................................................................10
LENDING AND BORROWING OF MONEY................................................10
GAMBLING......................................................................10
HEALTH AND SAFETY AT WORK AND THE ENVIRONMENT.................................10
NOTIFICATION PROCEDURES.......................................................11
DISCIPLINE....................................................................11
AMENDMENTS....................................................................12
CONTACT POINTS FOR CORPORATE RESPONSIBILITY POLICY............................12


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DUTIES AND RESPONSIBILITIES

Obligations Towards the Company
You are expected to give your best service at all times to promote the business and interests of the Company, to comply with and act under the general orders and directives of Management or any person to whom the requisite authority may be delegated by Management.

In particular, you are required to:
o perform tasks assigned to you in a responsible and reliable manner - you must be sure you meet the standards of work laid down for you. Do not cut corners, ignore defects, or use inferior materials to those specified.
o use your time at work efficiently - you must not waste Company time and resources by using phones, photocopiers, faxes, voice mail or computers for unauthorized personal reasons nor take part in unauthorized ventures such as trading, gambling, or political activity on the Company's premises. Please refer to the "Electronic Communication Policy" which can be found on the Corporate Intranet for further guidance.

Moreover, you should be prepared to work anywhere within the territory of your original employment (e.g.: Hong Kong SAR) or overseas or to be transferred/seconded to another position within the Company/Group. Long-term overseas assignments will be arranged on a mutually agreed basis.

Compliance with Laws and Regulations
PCCW is strongly committed to high standards of ethics and integrity in all aspects of its business and to ensuring its affairs are conducted in accordance with applicable laws and regulations. In carrying out your duties, you should act impartially and responsibly, and not give preferential treatment to any organizations or individuals. Each employee of PCCW, its subsidiaries, affiliates and associated companies within Hong Kong and internationally (PCCW Group) is expected to adhere to this high standard whenever he or she acts on behalf of PCCW, whether in dealings with other employees, with customers, with vendors, with government regulators or with the general public.

Everyone should be aware of the basic legal requirements that apply to his or her job responsibilities. A Group Compliance Manual has been prepared to ensure that business unit managers are aware of their responsibilities in complying with all laws and regulations that apply. This is available on the Intranet under the Group Internal Audit homepage.The Group Legal Office or any appropriate supervisor should be consulted as to questions of whether a particular action is lawful.

Civic Responsibilities
As a provider of essential telecommunications services and other services to the public and our clients, we must continue to provide services in the event of social disorder, natural disasters, and other emergencies. Therefore, you are expected to give your full support in coping with such emergencies.

Moreover, we recognise community involvement as an important obligation and we support community activities. We encourage involvement in community affairs and participation in various community functions.

Safeguard of Communications
You should maintain the highest integrity when handling messages received for transmission or delivery. You must also not knowingly, and with intent to defraud, transmit by telecommunication any message for which the charge has not been paid. Any breach of the above may result in a liability to prosecution. Messages must remain strictly confidential and unauthorised persons must not be permitted access to any communication transmitted over the Company's facilities nor may unauthorised devices be connected.


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Equal opportunities
The Company is committed to providing equal opportunities in relation to all human resources matters as well as a workplace free of harassment. You must not discriminate against anyone on grounds of gender, disability, pregnancy, family status, race, colour, religion, age, sexual orientation, national origin, or trades union membership.

Sexual/disability harassment is unlawful and unacceptable, and will therefore not be tolerated in the workplace. Anyone found to have committed an act of harassment against another employee might be subject to disciplinary action, which may include dismissal, and may be personally liable for any legal proceedings resulting from the discriminatory acts committed.

You have the right to make a complaint directly to the respective line manager, or alternatively to Human Resources. All complaints will be resolved in a speedy and fair manner and handled in strict confidence. For further guidance, please contact Human Resources.

Conflict of Interest
It is essential that you do nothing which conflicts with the interests of the Company or anything that could be construed as possibly being in conflict. If you have any concerns about conflict of interest, please contact your line manager for clarification. Where a potential conflict of interest arises, you must complete the form "Declaration of Conflict of Interest", which is available on the Intranet under the Human Resources Homepage.

Business Dealings
You must not have any outside business dealings which conflict with the interests of the PCCW Group.

For example:
o You must not hold any position or have any interest in or dealings with any of our competitors, suppliers or customers - or anyone else with whom you are engaged in a business relationship on behalf of the PCCW Group - which might, or might appear to, create a conflict of interest, or impair the judgements you make in the course of your employment with the PCCW Group.

o You must not have any personal business dealings, which detract from, or conflict with, your work as an employee of the PCCW Group.

Prohibited transactions would include, for instance, any dealings conducted on behalf of the PCCW Group with businesses or persons that were connected to you personally or through immediate family relationships.

Corporate Opportunities
You are prohibited from taking for yourself business opportunities that arise through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of property, products, services or interests.

Outside Employment
Unless the Company gives prior written approval, you should not directly or indirectly engage in any other business or occupation for reward, nor receive any commission or fee. If you would like to apply for approval of any outside employment, you should fill in the form "Application for Permission to Engage in Outside Business / Employment" available on the Intranet under Human Resources Homepage.

The general criteria for granting such permission are:
o whether the outside business or employment is in conflict with the Group's interest; and
o whether the outside business or employment interferes with or impairs your job performance.


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Company Pass Card
For security's sake, you are required to carry your Company pass card whilst on duty and take proper care of it. In the event of loss of your Company pass card, you should immediately report to Human Resources and apply for a replacement, which will be charged at a small cost. This card is the Company's property and must be returned to your supervisor or to Human Resources on your last day of service.

Dress Code
You are expected to dress appropriately while on duty. Office staff can be in a "smart casual" look, with personal discretion to be used when meeting clients. Jeans, sandals, shorts, sports wear or other clothes of this type are discouraged. If you are required to wear a Company uniform, you should keep it in neat and tidy condition.

SHARE DEALING

You must not use "inside" information - in other words, information that has not been made available to the public and which may affect the price of any shares or other securities - as the basis for purchasing, or selling, shares, warrants or other securities in PCCW, or any other company with which it has dealings, nor may you provide any such information as the basis for others to deal in securities. Insider dealing is a criminal offence in many countries and is unethical everywhere. PCCW Group companies and their directors, officers and employees are subject to Stock Exchange rules and/or other laws and regulations relating to insider dealing in Hong Kong, and may be subject to similar laws in other jurisdictions. Breach of these laws and regulations can have very serious consequences, including civil or criminal liability.

It is perfectly acceptable for you to deal in securities of PCCW - and any other PCCW Group companies - as long as you check before making any transactions to assure yourself that all information you have is public or prior approval is given. If you are in doubt as to whether or not you should deal you should consult the Company Secretary.

Certain individuals are subject to the more stringent rules relating to dealings in PCCW securities set out in the PCCW Code of Conduct for Securities Transactions by Directors & Senior Management (the "PCCW Code"). These persons are:

o    All directors of PCCW;
o    All first line reports to the Chairman and the Group Managing Director.
o Any other employee as nominated by the Chairman, the Group Managing Director, their first line reports or the Company Secretary.

These individuals are prohibited from dealing in the Company's securities without complying with the notification requirements set out in the PCCW Code. During certain periods (including one month before our interim and final results are announced), dealings in PCCW securities by those subject to the PCCW Code are prohibited. During these periods those not subject to the PCCW Code should, before dealing, also consider very carefully whether they are in possession of "inside" information.

The PCCW Code also provides guidance on the principles applicable to directors, officers, and other employees with respect to dealing in the Company's securities. If you are in any doubt about how it affects you, or if you would like a copy of the Code, contact the Corporate Secretariat.

SAFEGUARD OF COMPANY INFORMATION AND PROPERTY

You are reminded that Company records should be handled in accordance with prescribed instructions and practices. Any suspected or actual occurrence of unauthorized access, attempted theft, loss, falsification or destruction of Company records and property should be reported immediately to Corporate Security & Fraud Management who will arrange for reporting to the Police as necessary.


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All cases of loss or damage to Company property must immediately be reported to
Corporate Security & Fraud Management and Risk Management Group. In the case of damage to or loss of Company property by you, you may be required to make repayment to the Company. Falsifying documents or furnishing false accounting records are offences under the Theft Ordinance and other laws and are strictly prohibited.

Related policies which can be found on the Corporate Intranet are summarized as follows:

SEC-POL-01    Corporate Security        Overview document that establishes the
              Policy                    baseline Policy Statements applicable to
                                        all security related Policies throughout
                                        PCCW.This Policy document integrates
                                        very closely and is a peer to the PCCW
                                        Corporate Responsibility Policy.

SEC-POL-02    Electronic                Supports the implementation of Corporate
              Communications            Security Principles and the Corporate
              Policy                    Security Policy with Policy Statements
                                        specifically pertaining to electronic
                                        communications.

SEC-POL-03    Information               Provides consistent classification,
              Classification and        handling, and retention Policy
              Retention Policy          Statements for the safe handling of
                                        PCCW's electronic and paper-based
                                        information.

SEC-POL-04    Fraud and Security        Ensuring appropriate and consistent
              Incident Management       management action is undertaken in the
              Policy                    event of a security incident being
                                        detected and aiding in the prevention,
                                        detection, reporting, and investigation
                                        of fraud in the PCCW environment.

SEC-POL-05    Key Personnel Security    Outlines PCCW's policy towards the
              Policy                    protection of its key personnel and the
                                        information they hold.

SEC-POL-06    Personal Privacy Policy   Ensures PCCW protects the privacy and
                                        sensitivity of personal data held in its possession.

SEC-POL-07    IT Perimeter Security     Ensures security and performance risks
              Policy                    associated with allowing external access
                                        connections to PCCW's Data Communication
                                        Networks are consistently managed.

SEC-POL-08    Malicious Code (Virus)    Ensures appropriate and consistent
              Security Policy           action is undertaken to protect PCCW
                                        from the introduction and distribution
                                        of malicious code (e.g. viruses).

SEC-POL-09    Authorised Software       Enables an information technology
              Policy                    environment to be maintained that
                                        contains only legally obtained and
                                        authorised software.

Records
The integrity of PCCW depends on the honesty, completeness, and accuracy of its records. This means that anyone preparing the Company's records and reports must be diligent in assuring the accuracy and completeness of all data, records and reports and expenditure connected with the Company.

You must keep copies of test reports, financial records, installation data customer records, and estimates (both for customers and from suppliers) - in a safe place. Certain important documents must be retained for specific time periods in order to protect the Company's legal or financial rights or for compliance purposes. You must ensure that arrangements are in place for vital records to be securely stored in compliance with the Information Classification and Retention Policy and related guidelines.

Quality of Public Disclosures
The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company's financial condition and results of operations. Our reports and documents filed with or submitted to the securities regulators in Hong Kong and other jurisdictions, and all our other public communications shall include full, fair, accurate, timely and understandable disclosure. The Company has established a Disclosure Committee consisting of


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senior management from Group Finance, Group Legal Office and Corporate
Secretariat to assist in monitoring such disclosures.

Proprietary and Confidential Information
In the performance of your duties, you may receive or have access to or be entrusted with certain commercially valuable proprietary and confidential information which includes trade business activities, operations, financial details, dealings, business methods, business strategies, market plans, manpower plans, customer and supplier lists or details, trade secrets, intellectual property rights, technology, systems, programming, products and services relating to the companies within the PCCW Group (collectively, "Confidential Information"). As such you are reminded to observe the related policy for the protection of Confidential Information, which is summarized below:

You must not give away, sell, or discuss any such information - however trivial it may seem to you - to any outsider (including family and friends, no matter how much you believe they can be trusted). If anyone offers you money for copies of letters, memos, plans, drawings, records, or any other Company property or for Confidential Information provided to any member of the PCCW Group in confidence by any third party, such as a customer, supplier, or a partner, you should report the matter immediately to your manager.

Many outsiders would like access to proprietary information about PCCW or companies within the PCCW Group. If an outsider approaches you, ALWAYS check with your line manager before you agree to talk to him or her. In some cases, it may be necessary to have someone from Corporate Communications or the Group Legal Office with you.

The general guidelines for handling outsiders' inquiries are as follows:
o You must never comment to outsiders or even to any colleagues within the Company who are not entitled to know about any transactions or legal proceedings in which the Company is or may become involved. You should refer any inquiry in this area to the Group Legal Office.
o    Journalists should always be referred to Corporate Communications.
o Investment analysts, brokers etc., should always be referred to Investor Relations.

At any time following the termination of your employment with the Company, you are not permitted to use any of the Confidential Information for the purposes of soliciting, enticing or canvassing any person who at any time is or has been a customer or agent of any of the companies within the PCCW Group.

All patents, copyrights, registered and unregistered designs, trade marks and any other intellectual property rights invented, developed or created by you in the course of your employment with the Company shall be the absolute property of the Company. Unless otherwise agreed with the Company, any improvement or development during the course of your employment of any intellectual property rights that you owned prior to joining the PCCW Group shall be the absolute property of the Company.

The Company may take whatever action it considers necessary against any employee who contravenes the above policy.

Communications with Media, Financial Community and Other Outside Parties
All employees should be aware that, as with any major global corporation, the press, financial community, regulators, and the community at large take a close interest in the activities of the PCCW group of companies. These audiences and their views and understanding of PCCW have a direct impact on the Company's reputation and its market value. It is therefore imperative that all formal and informal statements made to the press or any other external parties are handled in a clear and consistent manner.

To ensure this, all draft press releases must be submitted to Corporate Communications for review. It is essential that all marketing information released by the Company is accurate and approved by the


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General Manager or above in the relevant business unit before release.

The Company's confidential information must be handled with special care. Every one of us has the responsibility to maintain strict confidentiality with respect to PCCW's business dealings and to only make public comment that is consistent with our legal and regulatory obligations, any confidentiality agreements we have with our business partners, and in accordance with Company policy.

If any employee is approached by the media for any reason at all (particularly if the media are asking for a comment) the journalist must be referred immediately to Corporate Communications. In accordance with prevailing company policy, only PCCW's authorized spokespeople may address the media and financial community on company issues. If you are in any doubt about how to handle any enquiry from or release to the media or external community, please refer them directly to Corporate Communications & Public Affairs.

Any employee found in breach of these rules will be subject to disciplinary action.

Company Property
PCCW owns - and has entrusted to it - billions of dollars worth of property. It is important that all Company assets are looked after properly. Just as you must not misuse or misappropriate property internally, so you must not, for example, dispose of any Company property in an unauthorized manner such as by selling, loaning or giving it away without proper permission.

General
You are responsible for all physical property entrusted to you by the Company, customers and others. You should treat such property as you would your own, and not damage it, deface it or remove it for personal use unless authorized to do so.

Company Funds
You are responsible for the proper expenditure of the Company's funds including expenses. No secret fund of Company cash or other unrecorded assets shall be set up for any purpose whatsoever.

When spending or committing Company funds, you should be sure that you have the appropriate authority, the transaction is properly authorized and properly documented, and that the Company receives appropriate value in return.

Pirated Computer Software and Virus Protection
You should use office computers, or terminals, only in the way in which you have been instructed. You should protect your own password, if you have one, and not use anyone else's ID to access records.

Do not install software, alter records or software instructions unless you are authorized to do so and always ensure that any software you use has been obtained from authorized Company suppliers.

You must not use pirated copies of software or user manuals on Group hardware nor bring into Group premises computer hardware containing pirated software, software or data from outside the Group (including downloading from or access to bulletin boards or public service networks) unless written approval from your LAN Co-ordinator and your manager is obtained.

In particular, the sending and/or accessing of material that may be considered as pornographic, offensive, libellous, sexually, racially, or religiously prejudicial to or from PCCW Group premises and/or communications systems is prohibited.

To protect the integrity of data on Group and customer computers, virus-checking software must be used on all Group PCs. All PC software and data originating from outside the Group must be checked for viruses before being loaded onto a Group computer. All data and/or software intended for customers and/or other third parties must be scanned for viruses before being dispatched. Please


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consult IT Security Services for more information.

PERSONAL DATA (PRIVACY)

Policy on Personal Data (Privacy)
The Company is committed to the policy of respecting and safeguarding the data privacy of its customers and employees by collecting, holding, using and processing their personal data in a lawful and prudent manner. At any time, should you have any questions, concerns, or comments in respect of either Customers' Personal Data or Employee-related Personal Data, you are encouraged to contact the PCCW Privacy Compliance Officer.

Customer Related Personal Data
Purposes and Process of Collection
Customers' personal data will only be collected and used in a manner that is fair and necessary for the purposes of carrying out the Company's business. The personal data collected will be adequate for those purposes but will not be excessive. At the time of collection, the customer will be informed of why and how we will be using their personal data, the classes of persons to whom we may transfer it, and the various rights afforded them under applicable privacy legislation.

Use and Security
Customers' Personal Data must only be used for the purposes it was originally collected, unless we have first obtained their specific consent to change or extend that purpose. At all times we hold, use, and/or transmit the Customers' Personal Data, it must be adequately protected from accidental and/or deliberate unauthorised disclosure, change, and/or destruction.

Classes of Transferees
Customers' personal data will be kept confidential and may be transferred only to those parties necessary to satisfy the purpose for which the data was collected. It is also important to remember that customers' personal data cannot be transferred between different Group companies unless this is necessary for the purposes for which the personal data was collected and included in the notice given to the customer at the time the personal data was collected.

Right of Access and Correction
Customers have the right to request, and be provided with, copies of all personal data held by the Company. This includes all forms of personal data, including computer records, paper records, and audio/video records, and includes account details, usage details and comments recorded by our staff. If a customer does request access to their personal data, we will charge them a small fee but we must respond to them within 40 days. If the personal data is found to be incorrect, we will correct those errors as appropriate.

All such requests by a customer or any other person (including government bodies, solicitors, police, etc.) for access to customer personal data must be referred immediately to the PCCW Privacy Compliance Officer.

Employee Related Personal Data
Purposes of Collection
Employment-related personal data may include personal particulars, salary/benefits data, bank account number, qualification records, performance data, medical and health related data, etc. These data will be used for employment-related purposes including administering staffing, performance management, training, career development, salary and benefits administration, share options administration, communication, welfare, and providing information in compliance with legal requirements.

Classes of Transferees
Employment-related personal data will be kept confidential but may be transferred to the following parties who have the legitimate role and purposes to hold, use, process and transfer employment-related data for the above purposes:


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o    associated companies of PCCW; or
o outside parties, such as banks, medical practitioners, Retirement Scheme Trustees, insurance companies, Government Departments, solicitors, consultants, agents, third party service providers, share registrars, etc., appointed by the Company.

Right of Access
o You have the right to request for a copy of your employment-related personal data held by the Company in accordance with the provisions of applicable privacy legislation. To do so, you may make a written request to Human Resources. A charge may be applied to cover administrative costs.

Right of Correction
You have a responsibility to ensure that your personal data provided is accurate and complete. You must inform Human Resources of any change in your employment related personal data.

Retention Policy
In general, the employment related personal data will be retained for a period of no longer than 7 years after cessation of company service.

PREVENTION OF BRIBERY

Bribery, Gifts and Entertainment
PCCW is subject to the Hong Kong Prevention of Bribery Ordinance and, as a U.S. listed company, the U.S. Foreign Corrupt Practices Act. In general, these two pieces of legislation prohibit corrupt acts in the community and, in particular, the use of corporate funds for corrupt purposes. As an employee of PCCW, you must not engage in any practice or procedure which might conceal, facilitate or constitute bribery, kickbacks, improper gratuities or other illegal or improper payments or receipts, or which might appear as such. Otherwise, the Company's important business and contractual relationships could be jeopardized and the Company and individuals may be subject to legal proceedings.

You are reminded that soliciting, accepting or offering advantages in connection with your work without the permission of the Company is an offence under the Prevention of Bribery Ordinance. The term "advantage" is defined in the Prevention of Bribery Ordinance and includes gift, loan, fee, reward, office, employment, contract, service, and favour. Any breach of this rule will render you liable to summary dismissal and a report will be made to the Independent Commission Against Corruption.

The Company's policy strictly prohibits employees from soliciting any advantage from clients, contractors, suppliers, distributors or any person in connection with Company business. As a general guideline, if the acceptance of an advantage could affect your objectivity or induce you to act against the Company's interests, you should decline to accept. Similarly, if acceptance could lead to questions or complaints of bias or impropriety, the offer should also be declined. Examples of acceptable items would be promotional or advertising gifts of which refusal could be seen as unsociable or impolite.

Under circumstances where the gift is valued over HK$500, you must report this as soon as possible to Human Resources via your line manager using the Report on Business Gift Received (Form No. N3573) which can be found on the Intranet under Human Resources Homepage.

Under no circumstances should you offer bribes to any person or company for the purpose of obtaining or retaining business. Additionally, you must not promise or give anything of value (including money) to a government official to influence his official decisions on behalf of the Company. "Government officials" includes employees of state-owned companies, political party officials and candidates. Any payment or gift to a third party is also prohibited if you know or suspect some of it will go to a government official. Failure to abide by these rules could result in potential civil or criminal liability to yourself, to the Company and/or to the directors and officers of the Company.


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Although entertainment is an acceptable form of business and social behaviour, you should turn down invitations to meals or entertainment that are excessive in nature or frequency, so as to avoid embarrassment or loss of objectivity when conducting Company business. If it is impolite to decline an invitation, you might accept, on the understanding that you will be allowed to reciprocate or bear all or a portion of the cost. Always bear in mind, in deciding whether to give or receive a gift, whether the Company's integrity or reputation would be damaged in any way, if details of the gift were disclosed.

Suppliers
Whenever appropriate, the selection of contractors, sub-contractors, distributors and suppliers must be made on the basis of applicable regulations, and on the basis of strictly objective criteria. Such criteria include quality, technical excellence, cost/price, schedule/ delivery, services and maintenance of adequate sources of supply.

If you are involved in the selection of and purchase from suppliers and contractors, you should:
o avoid misuse of authority and you should not allow yourself to be put in situations which could interfere, or appear to interfere, with your ability to make free and independent decisions regarding purchase and procurement.
o not visit suppliers or potential suppliers where your travelling expenses (e.g. airline ticket and hotel) are paid for by the supplier, especially where a contractual relationship has not been established between the supplier and the Company.
o    visit suppliers on a business-need basis and be paid for by the Company.
o not sign any document or agreement committing the Company, directly or through a third party, to engage in, or abstain from, any course of action unless you are properly authorized by the Company to do so.
o refer to the "Procurement Policies and Principles" which can be obtained from Purchasing and Supply for further details.

All contracts entered into on behalf of PCCW Group companies must be fairly arrived at, in writing and, where required pursuant to the prevailing guidelines issued by the Group Legal Office, be approved by a member of the Group Legal Office. There must be no hidden deals or unspoken agreements with anyone.

Similarly, all invoices and payments should be accurate - all payments made and received should be for the right goods and services. The provision of goods and/or services free of charge is prohibited, unless specifically authorized by the Board of the Group Company concerned. Discounts for goods and services which are not consistent with the discount policy approved by the Board of the Group Company concerned from time to time, are prohibited.

All payments will be made on official invoices only and should be made directly to the supplier. Paying to, or taking payment from, a third party may be perfectly legal and authorized - but always check first that it is so.

As a rule, payments should be made to those who earned them, into the bank account of that person, and in the country where they were earned.

Customers and Partners
All contracts with customers and partners must be fairly arrived at, with no hidden deals or unspoken agreements, and fully recorded in writing. Information about customers and partners must remain confidential and should only be imparted with full authority to do so.

Political Contributions
As a general principle, you should not contribute to either individual politicians or to political parties in order to secure political or commercial influence on behalf of the Company without proper authorization from the most senior manager in your company. The Company's Corporate Affairs Department must always be notified about any political contribution.

This does not, of course, include private donations to political parties made by individual employees in the countries where they vote. Always bear in mind, in making your request to make any such contribution, whether the Company's integrity or local reputation would be damaged in any way, if full details of the contribution were disclosed.

Charitable Contributions
All charitable contributions of Company funds must be approved in advance by the Corporate Affairs Department.

COMPETITION
While we believe in healthy rivalry with our competitors, we must also be honest in our dealings with them - both directly and indirectly. This includes their existing business relationships with our potential customers. In many countries there are laws governing the protection and promotion of competition, including laws protecting our competitors' proprietary and other sensitive information.

PCCW will not acquire another company's trade secrets or other proprietary information by improper means.

There are also laws in most countries governing co-operation between companies operating in the same field. You should seek advice from the Group Legal Office whenever anti-competition and related questions arise. This can be a complex and sensitive area. In some parts of the world we are competitors with one branch of another company, and partners with them in other places.

However, as a broad principle, you should not agree to discuss prices, discounts, and allocations of territory, customers, or sales with representatives of other companies. These restrictions cover all modes of communication, written or oral, and all contacts, formal or informal.

In many countries, there are laws that prohibit practices that are likely to deceive. You must not make false or deceptive statements about PCCW products and services or make false and deceptive comparisons of other companies' products and services. You should not agree to any request to join in any bans, boycotts, or other restrictive trade practices.

LENDING AND BORROWING OF MONEY

The lending and borrowing of money between employees is strongly discouraged. In particular, borrowing money from a subordinate or acting as a guarantor for a loan for your line manager will be viewed as serious misconduct, possibly resulting in summary dismissal.

GAMBLING

Gambling within Company premises is strictly prohibited. Also, within those jurisdictions where gambling is not illegal, you are advised not to engage in gambling with persons having business dealings with the Company to avoid embarrassment or loss of objectivity when conducting Company business.

HEALTH AND SAFETY AT WORK AND THE ENVIRONMENT

You are obliged to carry out your work in a safe manner, not to cause harm either to yourself or to others - and to report any potentially unsafe or unhealthy situations to the appropriate authority immediately.

You must observe all safety and environmental regulations laid down for you. These vary from country to country, so always find out what the rules are, follow them; and try to observe the best practice possible.

NOTIFICATION PROCEDURES

All employees should be alert and sensitive to situations that could result in actions by themselves, or others, which might violate the PCCW Corporate Responsibility Policy.

If you are uncertain about what is proper conduct in a particular situation or if you wish to raise any matter arising in connection with the activities of the Company or the behaviour of any employee which knowingly or unknowingly may have violated this Policy, it is your obligation to make at least one of the following contacts:

o consult with your immediate manager who may, at his or her discretion, address the situation personally or in consultation with other appropriate personnel, such as the Group Legal Office.
o the Corporate Secretariat will assist you in connection with issues regarding PCCW share ownership and dealing.
o consult Group Finance and Group Internal Audit in the event of any possible financial irregularities. The Audit Committee of the Board may be notified as appropriate.
o consult Human Resources with respect to any personnel matter that is of concern to you.

If your subordinate has committed some behaviour which you believe may violate the PCCW Corporate Responsibility Policy, before taking any actions or having any discussion with the staff concerned you should consult Corporate Security & Fraud Management and Group Human Resources.

If you are concerned that a breach of law may be involved, or, if you wish to raise a matter in confidence, or even on a "no name" basis, you may consult with a member of Group Internal Audit.

If you feel it is necessary to raise a matter directly with the Chairman, Group Managing Director, the Chairman of the Audit Committee, or any other director, he or she will see that your concerns are addressed and, if necessary, may involve external authorities.

It is the Company's wish to create a safe and ethical environment across the Group from which we can all benefit. The Company undertakes that if any concerns are raised, arising from this Policy, every reasonable effort will be made to maintain the confidentiality of the person raising the issue or concern.

The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Policy. You are required to cooperate in internal investigations of misconduct and unethical behaviour.

DISCIPLINE

Any employee contravening the Company's rules and ethical standards is liable to disciplinary action.

If you are found guilty of misconduct such as drunkenness, theft, fraud, fighting or gambling whilst on duty, serious neglect of duty, or any conduct considered prejudicial to the Company, you may be summarily dismissed. In any of these cases, the Company can withhold all privileges including retirement benefits and bonuses.

Except for cases of summary dismissal, you will be warned of the offence committed either verbally or in writing before any disciplinary action. If disciplinary action is imposed, you will have the offence explained and the right to appeal against the disciplinary action within 2 working days to your superior or to Human Resources. In certain cases, the Company may also report the offence to the authorities concerned.

AMENDMENTS

This Corporate Responsibility Policy will be regularly assessed to ensure it always meets the highest standards of conduct. Any comments or suggestions you may have are always welcome and should be address to the Group Legal Office or to the Corporate Secretariat. Amendments to this Code must be approved by the Executive Committee of the Board Directors.

CONTACT POINTS FOR CORPORATE RESPONSIBILITY POLICY

-------------------------------------------------------------------------------------------------
                                Executive Committee Representative
                                             Jack So
                           Deputy Chairman and Group Managing Director

                                       Tel: (852) 2514 2929
                                       Add: 42/F PCCW Tower
                                            TaiKoo Place, Quarry Bay
                                            Hong Kong

-------------------------------------------------------------------------------------------------

                                  Audit Committee Representative
                                     Sir Roger Lobo, CBE, JP
                    Chairman of the Audit Committee of the Board of Directors

                                       Tel: (852) 2526 9418
                                       Add: 2nd Floor, Wilson House
                                            19 Wyndham Street, Central, Hong Kong

-------------------------------------------------------------------------------------------------

Group Internal Audit:                              Group Human Resources

Attn.:   Director of Group Internal Audit          Attn.:   Executive Vice President,
Tel:     (852) 2883 3366                                    Group Human Resources
Add:     39/F PCCW Tower                           Tel:     (852) 2883 8766
         TaiKoo Place, Quarry Bay, Hong Kong       Add:     15/F PCCW Tower
                                                            TaiKoo Place, Quarry Bay, Hong Kong
Group Legal Office
                                                   Corporate Communications
Attn.:   General Counsel, PCCW Group
Tel:     (852) 2888 3601*                          Attn.:   Head of Corporate Communications
Add:     39/F PCCW Tower                           Tel:     (852) 2888 5588
         TaiKoo Place, Quarry Bay, Hong Kong
                                                   Attn.:   Director of Corporate Communications
Corporate Secretariat                                       (International)
                                                   Tel:     (852) 2514 8882
Attn.:   Company Secretary
Tel:     (852) 2883 6938*                          Add:     40/F PCCW Tower
Add:     39/F PCCW Tower                                    TaiKoo Place, Quarry Bay, Hong Kong
         TaiKoo Place, Quarry Bay, Hong Kong
                                                   Corporate Security & Fraud Management
Investor Relations
                                                   Attn:    Group Manager, Corporate Security &
Attn.:   Director of Investor Relations                     Fraud Management
Tel.:    (852) 2514 5084                           Tel:     (852) 2883 3381
Add:     41/F PCCW Tower                           Add:     39/F PCCW Tower
         TaiKoo Place, Quarry Bay, Hong Kong                TaiKoo Place, Quarry Bay, Hong Kong
-------------------------------------------------------------------------------------------------

* Confidential Line (no Caller Number Display) and Voice Mail Facility